Exhibit 26-(h)(10)(e): Amendment, dated as of October 8, 1998, to Letter Agreement dated August 8, 1997 by and among Janus Capital Corporation (the "Adviser") and ReliaStar Life Insurance Company of New York.

AMENDMENT TO ADMINISTRATIVES SERVICES AGREEMENT

This Amendment is made as of October 8, 1998, by and among JANUS ASPEN SERIES (the "Trust") and RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK (the "Company").

BACKGROUND

A. The Trust and the Company are parties to an Administrative Services Agreement dated August 8, 1997 (the "Agreement").

B. ReliaStar Bankers Security Life Insurance Company has changed its name to ReliaStar Life Insurance Company of New York.

C. The parties wish to amend the Agreement as follows:

AMENDMENT

For good and valuable consideration, the receipt of which is acknowledged, the parties agree:

1.	All references to the Company in the Agreement shall refer to ReliaStar Life Insurance Company of New York.

2.	This Agreement, as modified by this Amendment, is ratified and confirmed.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK		JANUS CAPITAL CORPORATION

By:	/s/ Richard R. Cowl	By:	/s/ Bonnie M. Howe
Name:	Richard R. Cowl		Bonnie M. Howe
Title:	Sr. VP & General Counsel		Vice President